UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2020

FORESCOUT TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38253	51-0406800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  190 West Tasman Drive
San Jose, California 95134

  (Address of principal executive offices)

(408) 213-3191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FSCT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On July 15, 2020, Forescout Technologies, Inc. (“Forescout”) entered into an Amended and Restated Agreement and Plan of Merger (as it may be amended from time to time, the “Amended Merger Agreement”) with Ferrari Group Holdings, L.P. (“Parent”) and Ferrari Merger Sub, Inc., an indirect wholly owned subsidiary of Parent (“Purchaser”). The Amended Merger Agreement amended and restated the Agreement and Plan of Merger, dated February 6, 2020, between Parent, Merger Sub and the Company.

Pursuant to the Amended Merger Agreement, on July 20, 2020, Purchaser commenced a tender offer (the “Offer”) to purchase each issued and outstanding share of common stock of Forescout, $0.001 par value per share (collectively, the “Shares”), at an offer price of $29.00 per Share, without interest and subject to any applicable withholding taxes (the “Offer Price”), net to the seller thereof in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of July 20, 2020 (together with any amendments and supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal. Pursuant to the Amended Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Amended Merger Agreement, Purchaser merged with and into Forescout (the “Merger”), with Forescout surviving as a wholly owned subsidiary of Parent (the “Surviving Corporation”).

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 17, 2020, in connection with the consummation of the Merger, Forescout terminated and repaid in full all outstanding obligations due under the Second Amended and Restated Loan and Security Agreement, dated as of April 4, 2019, by and among Silicon Valley Bank, Forescout, and Forescout Government Solutions, LLC.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The Offer and any withdrawal rights expired at the end of the day, one minute after 11:59 p.m., Eastern Time, on August 14, 2020 (the “Expiration Date”) and was not extended. Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), advised Parent and Purchaser that, as of the Expiration Date, an aggregate of 40,108,573 Shares (not including 3,756,803 Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)) by the Depositary in the Offer) had been validly tendered and not validly withdrawn pursuant to the Offer. These tendered Shares represent approximately 80.6 percent of the aggregate number of Shares then outstanding. Because all conditions to the Offer were satisfied or waived as of the Expiration Date, Purchaser accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer, and, in accordance with the terms of the Offer, payment for such Shares will be promptly made to the Depositary, which will then transmit such payments to tendering Forescout stockholders whose Shares have been accepted for payment.

Following consummation of the Offer, the remaining conditions to the Merger were satisfied and, on August 17, 2020, pursuant to the terms of the Amended Merger Agreement and in accordance with Section 251(h) of the DGCL, the Merger was consummated. In the Merger, each Share that was issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares (1) held by Forescout as treasury stock; (2) owned by Parent or Purchaser; (3) owned by any direct or indirect wholly owned subsidiary of Parent or Purchaser; or (4) held by Forescout stockholders who have properly and validly exercised, and not withdrawn or otherwise lost, their appraisal rights under Section 262 of the DGCL) was cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price.

In addition, with respect to the stock-based equity awards of Forescout (other than stock options, which are described below), pursuant to the Amended Merger Agreement, at the Effective Time, (1) unless otherwise agreed to between Parent and the applicable holder prior to the closing of the Merger, each outstanding stock-based award of Forescout, to the extent then vested, was cancelled and converted into and became a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Offer Price (less the purchase price per Share, if any, of such stock-based award) by (ii) the total number of Shares then subject to the then-vested portion of such stock-based award; and (2) each outstanding stock-based award, to the extent not then vested, was continued and confers on the holder of such stock-based award the right to receive an amount, without interest, equal to the product obtained by multiplying (i) the Offer Price (less the purchase price per Share, if any, of such stock-based award) by (ii) the total number of Shares then subject to the then-unvested portion of such stock-based award, which amount will be paid, at Parent’s election, either in cash or in stock of the Surviving Corporation or a parent corporation thereof (or a combination thereof), and will be payable on the same vesting schedule, and subject to the same terms and conditions, as the unvested portion of the stock-based award to which it relates. The number of Shares subject to the unvested portion of any stock-based award with performance-based vesting with respect to a performance period that ended prior to the Effective Time was continued as described in the preceding sentence based on the portion of the then unvested portion of such stock-based award actually earned based on performance, or as specified in the Amended Merger Agreement.

With respect to the stock options of Forescout, pursuant to the Amended Merger Agreement, at the Effective Time, unless otherwise agreed to between Parent and the applicable holder prior to the closing of the Merger, each outstanding and unexercised option of Forescout that was not fully vested in accordance with its terms, fully vested and, together with all other fully-vested options, was cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Offer Price less the exercise price per Share of such option, by (ii) the total number of Shares then issuable upon exercise in full of such option. Any option for which the exercise price per Share was equal to or greater than the Offer Price was cancelled without any cash payment being made in respect thereof.

Purchaser paid aggregate consideration of approximately $1.5 billion in cash in the Offer and the Merger, without giving effect to related transaction fees and expenses. Purchaser financed the Offer and the Merger with the proceeds of committed equity financing provided by affiliates of Advent International Corporation and debt financing.

The description of the Offer and the Merger does not purport to be complete and is qualified in its entirety by reference to the Amended Merger Agreement, which was filed by Forescout as Exhibit 2.1 to Forescout’s Current Report on Form 8-K filed on July 16, 2020, and is incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 17, 2020, Forescout, as borrower, entered into a credit agreement (the “Credit Agreement”) among Purchaser, Ferrari Intermediate, Inc., a Delaware corporation (“Ferrari Intermediate”), certain subsidiaries of Forescout as guarantors, the lenders from time to time parties thereto and Owl Rock Capital Corporation as administrative agent and collateral agent, which provided at closing (1) a 6-year $225.0 million senior secured term loan facility (the “Term Facility”) and (2) a 5-year $25.0 million senior secured revolving credit facility (together with the Term Facility, the “Credit Facilities”).

The loans under the Credit Facilities bear interest at a rate per annum equal to, at the election of Forescout, (1) an adjusted base rate (calculated in a customary manner) plus the applicable margin (as defined in the Credit Agreement, or (2) a eurodollar rate (calculated in a customary manner, but in any event subject to a “floor” of one percent) plus the applicable margin.

The Credit Facilities are secured by a perfected first priority security interest in substantially all assets (subject to customary exceptions) of Ferrari Intermediate, Purchaser, Forescout and each of Forescout’s direct and indirect wholly owned domestic subsidiaries (subject to customary exceptions).

The Credit Agreement contains covenants that, among other things, limit Forescout’s and certain of its subsidiaries’ ability to incur, issue, assume or guarantee certain indebtedness, issue shares of disqualified or preferred stock, pay dividends on equity, make investments, grant liens, consummate certain mergers and acquisitions or consummate certain asset sales or affiliate transactions. Additionally, certain customary events of default may result in an acceleration of the Credit Facilities.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 17, 2020, Forescout notified The Nasdaq Stock Market (“Nasdaq”) of the occurrence of the Merger. Forescout requested that Nasdaq delist the Shares on August 17, 2020. As a result, trading of the Shares on Nasdaq was suspended prior to the opening of Nasdaq on August 17, 2020. Forescout also requested that Nasdaq file a notification of removal from listing and registration on Form 25 with the Securities and Exchange Commission (the “SEC”) to effect the delisting of the Shares from Nasdaq and the deregistration of the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forescout intends to file with the SEC a Form 15 requesting the termination of registration of the Shares under Section 12(g) of the Exchange Act and the suspension of reporting obligations under Section 13 and Section 15(d) of the Exchange Act.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 2.01, Item 3.01, Item 5.01 and Item 5.03 of this Current Report on Form 8-K is incorporated by reference.

Item 5.01.	Changes in Control of Registrant.

As a result of the consummation of the Offer and the Merger, a change in control of Forescout occurred. Following the consummation of the Merger, Forescout became a wholly owned subsidiary of Parent.

The information set forth in the Introductory Note and Item 2.01 of this Current Report on Form 8-K is incorporated by reference.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the Effective Time, Bryan Taylor, Greg Clark, Lauren Young, Eric Noeth, Alek Ferro and Michael DeCesare became the directors of Forescout. The following persons, who were directors of Forescout prior to the Effective Time, are no longer directors of Forescout: Theresia Gouw, James Beer, David DeWalt, Elizabeth Hackenson, Mark Jensen, Kathy McElligott, Enrique Salem and Yehezkel Yeshurun.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Amended Merger Agreement, at the Effective Time, the certificate of incorporation and bylaws of Forescout were amended and restated to read in their entirety as the certificate of incorporation and bylaws, respectively, of Purchaser as in effect immediately prior to the Effective Time. The amended and restated certificate of incorporation and the amended and restated bylaws of Forescout are filed as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated by reference.

Item 7.01.	Regulation FD Disclosure.

On August 17, 2020, Forescout and Parent issued a joint press release announcing the consummation of the Offer and the Merger. A copy of this press release is attached as Exhibit 99.1 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Amended and Restated Agreement and Plan of Merger, dated July 15, 2020, between Ferrari Group Holdings, L.P., Ferrari Merger Sub, Inc. and Forescout Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Forescout on July 16, 2020).
3.1	Amended and Restated Certificate of Incorporation of Forescout Technologies, Inc.
3.2	Amended and Restated Bylaws of Forescout Technologies, Inc.
99.1	Press release, dated August 17, 2020 (incorporated by reference to Exhibit (a)(1)(I) to Amendment No. 3 to the Schedule TO filed with the SEC on August 17, 2020, by Ferrari Merger Sub, Inc. and certain other persons).
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ForeScout Technologies, Inc.

Date: August 17, 2020	By:	/s/ Darren J. Milliken
		Name:	Darren J. Milliken
		Title:	SVP, General Counsel, Corporate Secretary, and Corporate Compliance Officer